CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               A.G. EDWARDS, INC.




     A.G. EDWARDS, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That a resolution was duly adopted by the Board of Directors of the Corporation at its meeting on February 20, 1998, setting forth a proposed amendment of the Corporation's Certificate of Incorporation, declaring the amendment to be advisable and calling for the amendment to be submitted to the stockholders of the Corporation at the next Annual Meeting of the stockholders for consideration, approval and adoption thereof. The resolution proposed that the first paragraph of Article IV of the Certificate of Incorporation be amended in its entirety to read as follows:

                                   ARTICLE IV

          1. The total number of shares of capital stock which the Corporation shall have authority to issue is five hundred fifty-four million (554,000,000) shares, of which five hundred fifty million (550,000,000) shares with a par value of One Dollar ($1.00) each shall be of a class designated "Common Stock" and four million (4,000,000) shares with a par value of Twenty-Five Dollars ($25.00) each shall be of a class designated "Preferred Stock."

     SECOND: That, thereafter, pursuant to the resolution of the Corporation's Board of Directors, the resolution was submitted to the stockholders at the Annual Meeting of Stockholders held on June 18, 1998, in accordance with Section 222 of The General Corporation Law of the State of Delaware, and the stockholders voted the necessary number of shares as required by statute in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of The General Corporation Law of the State of Delaware.

     FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, said A.G. EDWARDS, INC., has caused this Certificate to be signed by Benjamin F. Edwards, III, its Chairman of the Board, and Douglas L. Kelly, its Secretary, as of the 18th day of June, 1998.


                               A.G. EDWARDS, INC.,
                               a Delaware corporation



ATTEST:                        By: /s/ Benjamin F. Edwards III
                                   Benjamin F. Edwards, III,
                                   Chairman of the Board


/s/ Douglas L. Kelly
Douglas L. Kelly, Secretary